Exhibit 10.8

May 4, 2020

Dr. Farshad Guirakhoo

39 Chestnut Street

Boston, Mass 02176

Dear Farshad,

It is our distinct pleasure to offer you the position of Chief Scientific Officer (CSO) at UNS for the UBI Group of Companies. This offer of employment is subject to the following pre-conditions:

•	You must provide documentary evidence of your academic and professional qualifications; and

•	You are free from any obligations owed to a third party which might prevent you from starting work on the date you commence employment or from properly performing the duties of your position; and

•	You have the right to work in the United States and must provide the Company copies of all relevant documents in this respect at the request of the Company

As our CSO, you will report to me. Together, we will work with the senior leaders of UNS to envision, define, and develop the scientific infrastructure (including human, physical, and operational) and research projects of UNS, and likely other companies within the UBI group of companies. You will guide the activities of research personnel to create, validate, and understand the biology and utility of candidate drug products in the UNS pipeline and will act as the primary communicator of scientific activities to UNS associates, management, the board of directors, and the public (including but not limited to: the scientific and medical communities, investors, partners, and the press). You will create and grow a translational science capability within UNS and will serve as the most senior scientific liaison between UNS and UNS collaborators which will include companies, individual external scientific experts, advisory boards, academic institutions, and philanthropic organizations. You will also work closely with business development associates and identify gaps in UNS technology that require external remediation and identify internal assets and capabilities that are candidates for out licensing or partnering. Additionally, you will oversee the research team in developing and managing resource requirements (budgets, people, etc.); identify and incorporate, as appropriate, new technologies and research capabilities; create a research and working environment that is attractive to the best talent in the industry; and work closely with the Head of Regulatory Affairs, the Chief Medical Officer, and research heads to define clinical development strategies for UNS drug candidates.

Indicative of your role, you may also be asked to perform in a similar role for UBI affiliate companies, such as United Biomedical or Covaxx.

Your annual base salary will be $360,000.00. You will be eligible for an annual cash performance bonus targeted at 35% of your annual salary, which may be pro-rated in your first year of employment based on tenure. Upon approval by the Board of Directors, you will be eligible to vest in 900,000 options of UNS stock, which is equivalent to 0.2675% of outstanding shares. The current strike price is $0.08/share. The vesting date will commence on your first day of employment and will vest over four years with a one-year cliff and continue vesting monthly thereafter. You are also eligible for a $40,000.00 sign on bonus, which, should you leave UNS for any reason during your first year of employment, you agree will be returned to UNS.

You are eligible to participate in our benefit program which includes medical, dental and vision coverage. If you choose to waive your coverages, we will include $1,000.00, minus applicable taxes, each month in your paycheck. You are also eligible to participate in our 401(k) program. The details of the plans have been sent to you, via email, in separate documents.

Per your request, we agree that you will be working remotely but we request that you come to our NY office for meetings with staff up to one week per month. You also agree that you may be required to travel to other sites of business entities for meetings or conferences from time to time at discretion of the CEO. All receipts for business travel expenses to NY or other sites should be submitted to your manager via Kissflow within 30 days after travel is completed for reimbursements.

We are confident that you will be a valuable asset to the Company and that the challenge and opportunity the Company offers will be rewarding for you both now and in the future. We ask that you countersign below indicating your start date and return one copy of this letter to my attention no later than May 5, 2020. We understand that your anticipated start date as a full-time employee is June 5, 2020. However, you agree to provide a limited number of consulting hours, at an hourly rate of $170.00 per hour to UNS between now and your official start date.

Please do not hesitate to contact me if you have any queries with regard to this letter.

5/5/2020

Yours sincerely,

/s/ Mei Mei Hu
Mei Mei Hu
CEO, United Neuroscience, LLC
1717 N. Main Street
Suite 3388
Dallas, Texas 75201

Accepted by:

Farshad Guirakhoo, PhD

/s/ Farshad Guirakhoo
Date

May 4, 2020
Start Date – anticipated as June 5, 2020